Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Warburg

Central Garden & Pet

925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FOURTH QUARTER & FISCAL 2008 RESULTS

Significantly Reduced Debt

Strengthened Financial Position

WALNUT CREEK, CALIFORNIA, November 26, 2008 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced fourth quarter and full year results for its fiscal year ended September 27, 2008.

The Company reported net sales of $414 million in the quarter, an increase of three percent compared to $401 million in the comparable fiscal 2007 period. For the quarter, the Company reported an operating loss of $12.3 million compared to operating income of $10.1 million in the year ago period. The net loss was $13.9 million, or $0.20 per fully diluted share, compared to a net loss of $1.7 million, or $0.02 per fully diluted share, in the year ago period. Included in the results for the quarter is a non-cash, pre-tax charge of $27.8 million related to the impairment of goodwill, other intangibles and long-lived assets. Operating income for the quarter, adjusted for goodwill impairment and other asset impairment charges that are not representative of the on-going results of operations of our business, was $13.8 million and net income for the quarter was $4.0 million, or $0.06 per fully diluted share. Sales of branded products increased three percent to $354 million, and sales of other manufacturers’ products increased two percent to $60 million. Depreciation and amortization was $8.1 million compared to $8.8 million in the year ago period. The quarter ending debt balance was $523 million compared to $610 million a year ago, a decrease of $87 million. The quarter ending Leverage Ratio, as defined in the Company’s credit agreement, was 3.88x compared to the covenant level of 4.75x.

Net sales for the Garden Products segment in the quarter were $188 million, an increase of five percent compared to $180 million in the comparable fiscal 2007 period. Garden Products segment operating loss was $30.8 million, which includes the impairment of goodwill, other

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intangibles and long-lived assets of $29.5 million, compared to income of $2.8 million in the year ago period. Sales of branded products increased seven percent to $168 million. Sales of other manufacturers’ products declined, as planned, nine percent to $21 million. Net sales for the Pet Products segment in the quarter were $226 million, an increase of two percent compared to the year ago period. Operating income for the Pet Products segment was $31.6 million, an increase of 83 percent, compared to $17.3 million in the year ago period. Sales of branded products declined one percent to $186 million. Sales of other manufacturers’ products increased eight percent to $40 million.

For fiscal 2008, the Company reported net sales of $1,705 million, an increase of two percent from $1,671 million in fiscal 2007. The operating loss for the year was $324 million compared to operating income of $99 million in the prior year. The net loss for the fiscal year was $267 million compared to net income of $32.3 million in the prior year. The loss per fully diluted share was $3.76 compared to earnings per fully diluted share of $0.45 in the prior year. Included in the full year results is a non-cash, pre-tax charge of $430 million related to the impairment of goodwill, other intangibles and long-lived assets. Also included in the results for the year is a pre-tax gain of $11.1 million related to the sale of properties and legal settlement proceeds. Operating income, adjusted for goodwill impairment and other asset impairment charges and the gains related to the sale of properties and legal settlement proceeds that are not representative of the on-going results of operations of our business, was $90.6 million, and net income and earnings per fully diluted share were $34.6 million and $0.49, respectively. Sales of branded products increased three percent while sales of other manufacturers’ products declined five percent. Depreciation and amortization was $32.5 million for the fiscal year compared to $30.7 million in the prior year.

“While much work remains, I believe we made a good start toward returning to on profile performance in fiscal 2008,” noted William Brown, Chairman and Chief Executive Officer of Central Garden & Pet Company. “We made significant strides toward our primary objective of strengthening our financial position. We decreased debt by $87 million and improved our leverage ratio to 3.88x compared to 4.92x a year ago. In addition, I believe we put in place a solid foundation in fiscal 2008.”

The Company will discuss its fourth quarter and fiscal 2008 results on a conference call Wednesday, November 26, 2008 at 8:30 a.m. EST / 5:30 a.m. PST. Individuals may access the call by dialing 1-888-680-0892 and passcode 7364 1314 (domestic) or 1-617-213-4858 and passcode 7364 1314

(international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 3522 7792 (domestic) and 1-617-801-6888 and passcode 3522 7792 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers in the following categories: In Lawn & Garden: Grass seed including the brands PENNINGTON® and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; lawn, weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™ / NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California and has approximately 4,600 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K, filed November 28, 2007, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net Sales	$413,976	$401,309	$1,705,386	$1,671,145
Cost of Goods Sold and Occupancy	299,727	283,845	1,184,058	1,136,825

Gross Profit	114,249	117,464	521,328	534,320

Selling, General and Administrative
Expenses	98,803	107,394	415,978	434,903
Goodwill and other impairments	27,764	—	429,764	—

Income from Operations	(12,318)	10,070	(324,414)	99,417

Interest Expense	(7,695)	(12,389)	(38,326)	(49,685)
Interest Income	139	281	1,053	1,538
Other Income (Expense)	(341)	(477)	2,116	2,402

Income (Loss) Before Income Taxes and Minority Interest	(20,215)	(2,515)	(359,571)	53,672

Income Tax Expense (Benefit)	(6,232)	(905)	(93,069)	19,999
Minority Interest	(73)	85	833	1,369

Net Income (Loss)	$(13,910)	$(1,695)	$(267,335)	$32,304

Basic Earnings (Loss) Per Common Share	$(0.20)	$(0.02)	$(3.76)	$0.46

Diluted Earnings (Loss) Per Common Share	$(0.20)	$(0.02)	$(3.76)	$0.45

Weighted Average Shares Outstanding
Basic	70,330	71,131	71,117	70,824
Diluted	70,330	71,131	71,117	72,050

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(In thousands)

	September 29, 2007	September 27, 2008
Assets
Current Assets:
Cash and Cash Equivalents	$21,055	$26,929
Accounts Receivable—Net	247,429	260,639
Inventories	378,365	349,499
Other Current Assets	38,659	34,686

Total Current Assets	685,508	671,753

Property and Equipment—Net	201,609	174,013

Goodwill	598,758	201,499
Other Intangible Assets – Net	100,314	107,404
Deferred Income Taxes and Other Assets	60,633	104,649

Total	$1,646,822	$1,259,318

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$135,972	$133,364
Accrued Expenses	75,968	84,345
Current Portion of Long-Term Debt	3,352	3,340

Total Current Liabilities	215,292	221,049

Long-Term Debt	607,171	519,807
Other Long-Term Obligations	44,802	7,037
Convertible Redeemable Preferred Stock	750	—
Minority Interest	1,834	2,667
Shareholders’ Equity	776,973	508,758

Total	$1,646,822	$1,259,318

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net loss for the fourth quarter and fiscal year ended September 27, 2008. Adjusted net income and adjusted earnings per share, are non-GAAP financial measures which exclude the impact of the impairment of goodwill, other intangibles and long-lived assets plus gains related to the sale of properties and legal settlement proceeds. We believe that they are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results. We exclude goodwill impairment and other asset impairment charges which are not representative of the on-going results of operations of our business and are not used to determine compliance with the financial covenants in our credit facility.

We provide this information to investors and other users of the financial statements, such as lenders, to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While management believes adjusted earnings and adjusted earnings per share are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be used in conjunction with those GAAP results.

Below is a reconciliation of this non-GAAP measure to net loss for the fourth quarter and fiscal year ended September 27, 2008.

	Fourth Quarter		Fiscal 2008
	Dollars	EPS	Dollars	EPS
	(in millions)		(in millions)
Reconciliation of net loss to adjusted net income:
Net loss, as reported	$(13.9)	$(0.20)	$(267.3)	$(3.76)
Adjustment for goodwill impairment and other asset impairment charges that are not representative of the on-going results of operations of our business, net of taxes	17.9	0.26	308.9	4.35
Adjustment for building sales, legal settlement, and sale of a business net of tax	—	—	(7.0)	(0.10)

Adjusted net income	$4.0	$0.06	$34.6	$0.49